Exhibit 10.1

September 26, 2011

John T. Hanson

C/O Dialogic Inc.

1504 McCarthy Boulevard

Milpitas, CA 95035

Re:    Offer of Employment

Dear John:

Dialogic Inc. (the “Company”) is pleased to offer you employment as the Company’s Executive Vice President Finance and Chief Financial Officer on the terms and conditions set forth in this letter agreement (the “Agreement”).

1. Duties. You will be responsible for managing the Company’s finance and information technology functions. You will report to Nick Jensen, the Company’s Chief Executive Officer, or such other officer as may be determined by the Board of Directors of the Company (the “Board”) from time to time. You shall devote your best efforts and full business time, skill and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. The Company may change your position, duties, work location and compensation from time to time in its discretion. Notwithstanding the foregoing, the Company hereby agrees that Executive may serve as an adjunct professor at the Lake Forest Graduate School of Management or any other educational institution in a similar capacity and that Executive’s ownership interests in 5th Gear Performance, Inc. and J&S Security, Inc. (d/b/a Desert Security) do not violate this Agreement.

2. Salary. You will be paid an annual base salary of $400,000, less applicable deductions and withholdings, to be paid in accordance with the Company’s payroll practices, as may be in effect from time to time.

3. Benefits. The Company will provide you an opportunity to participate in the Company’s medical, dental, life, supplemental life, and disability insurance policies, as well as sick leave, paid vacation and other Company-sponsored benefits and programs, on the same terms and conditions as such benefits are generally offered to similarly situated employees. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.

4. Stock Options. Subject to approval by the Board, the Company will grant you an option to purchase three hundred fifty thousand (350,000) shares of the Company’s common stock (the “Option”). The Option shall be issued pursuant to the terms and conditions of the 2006 Equity Incentive Plan (the “Plan”), at an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant, as provided in the Plan and consistent with the requirements for an exemption from the application of Section 409A of the Internal Revenue Code (the “Code”). The Option shall vest, subject to your continued service,

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over a four-year period, with one quarter (1/4) of the shares subject to the Option vesting on the one year anniversary of the vesting commencement date, and the remaining shares vesting equally over the following thirty-six (36) months of continuous service. The Option shall be governed in all respects by the terms of the Plan, the grant notice and the option agreement. The date of grant shall be as soon as practicable following the commencement of your employment on September 27, 2011 and the vesting commencement date for the option grant will be the commencement of your employment on September 27, 2011.

5. Performance Bonuses. Each year, you will be eligible to earn an annual incentive bonus equal to fifty percent (50%) of your annual base salary; provided, however that for 2011, subject to your continued service through December 31, 2011, you will be paid an incentive bonus equal to $50,000, with any earned amount to be paid between January 1, 2012 and March 15, 2012, and for 2012, subject to your continued service through the entire year (except as set forth in Section 6(b) below), you will be paid a minimum incentive bonus equal to $150,000 with such amount to be paid between January 1, 2013 and March 15, 2013. Other than as set forth in the preceding sentence, whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Board in its sole discretion, and shall be based on the Board’s assessment of achievement of written performance objectives to be established by the Board (or duly authorized committee thereof) and the Chief Executive Officer. The written performance objectives shall be provided to you in accordance with the Company’s objective setting processes as it is applied to all employees and generally consists of detailed objectives and you shall have the right to request clarification of any such objectives. Any earned bonuses shall be subject to standard payroll deductions and withholdings, and paid no later than March 15th of the year following the applicable bonus year. You shall also receive written notification the Board’s assessment of your achievement of the prior year’s performance objectives and explanation for any assessment that you did not achieve any specific objective in accordance with the Company’s general processes for performance reviews as applied to all employees.

6. Termination; Severance.

(a) Resignation without Good Reason; Termination For Cause; Termination Due to Death or Disability. If, at any time, you resign your employment without Good Reason (as defined herein), or if the Company terminates your employment for Cause (as defined herein), or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. In either of these events, you will not be entitled to any other form of compensation from the Company, including any severance benefits.

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(b) Termination without Cause; Resignation for Good Reason; If, at any time, the Company terminates your employment without Cause, and other than as a result of your death or disability, or you resign for Good Reason, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive the following (collectively, the “Severance Benefits”):

(i) If such termination is effective on or prior to December 31, 2011, a cash payment equal to 24 months of your then current base salary, less all applicable withholdings and deductions, paid as follows.

a. 50% paid on the 60th day following your Separation from Service, subject to any delay in payment required by Section 9; and

b. 50% paid on the date that is six months and one day following your Separation from Service, subject to any delay in payment required by Section 9.

(ii) If such termination is effective after December 31, 2011, a cash payment equal to 12 months of your then current base salary plus any guaranteed bonus amount set forth in Section 5 above and if such termination occurs in a period where there is no guaranteed bonus, then the bonus at target, less all applicable withholdings and deductions, paid as follows:

a. 50% paid on the 60th day following your Separation from Service, subject to any delay in payment required by Section 9; and

b. 50% paid on the date that is six months and one day following your Separation from Service, subject to any delay in payment required by Section 9.

(iii) if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination of employment, then the Company shall pay the employer’s portion of your monthly premium payments directly to the applicable carrier as and when due (except set forth below) for medical, dental and vision coverage subject to your payment of the applicable employee contribution (based on your current coverage selection and based on the same amount which the Company contributed to such benefits during your employment) until the earliest of (A) the close of the 12 month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to causing any penalty on the Company under the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the COBRA premiums to the applicable carrier, the Company will instead pay you, , on the first day of each month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. On the sixtieth (60th) day following your Separation from Service, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be made to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th) day, with

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the balance of the payments paid thereafter on the schedule described above (except as otherwise required under Section 9 below). If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.

The Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Proprietary Information Agreement during the period of time in which you are receiving the Severance Benefits; (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your Separation from Service; and (c) if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your termination date (or such other date as requested by the Board).

(c) Termination without Cause or Resignation for Good Reason Following A Change of Control. If, within twelve (12) months following the effective date of a future Change of Control (as defined herein), either the Company or a successor corporation terminates your employment without Cause, and other than as a result of your death or disability, or you resign for Good Reason, and provided such termination constitutes a Separation from Service, then, in addition to receiving the Severance Benefits, you will also receive (subject to your satisfaction of the conditions to receiving the Severance Benefits) the acceleration of the vesting of all of your then-outstanding compensatory stock grants, including but not limited to stock option and RSU grants, as of the date of Separation from Service, subject to any delay required by Section 9.

7. Definitions.

(b) Cause. For purposes of this Agreement, “Cause” shall mean one or more of the following: (i) your conviction of a felony; (ii) your commission of any act of fraud with respect to the Company; (iii) any intentional misconduct by you that has a material adverse effect upon the Company’s business that is not cured by you within thirty (30) days after written notice is given to you by the Company identifying such misconduct; (iv) your breach of any fiduciary or contractual obligation that you owe to the Company that has a material adverse effect upon the Company’s business and is not cured by you within thirty (30) days after written notice is given to you by the Company identifying such breach; (v) willful misconduct or gross negligence in the performance of your duties hereunder, including (without limitation) your refusal to comply in any material respect with the legal directives of the Board or the CEO, so long as such directives are not inconsistent with your position and duties, that are not cured by you within thirty (30) days after written notice is given to you by the Company identifying such misconduct or negligence.

(c) Good Reason. For the purposes of this Agreement, “Good Reason” shall mean your resignation in writing from all positions you then hold with the Company as a result of any one of the following events which occurs without your consent: (i) any material reduction of your then current annual base salary or incentive bonus percentage without your written consent, which the parties understand would constitute a material breack of the terms of this agreement; (ii) any material diminution of your duties, responsibilities, or authority to a level

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below that of chief financial officer of the Company , which the parties understand would constitute a material breach of the terms of this agreement; or (iii) any requirement that you relocate to a work site that results in the increase in your round trip commute by more than twenty five (25) miles, which the parties understand would constitute a material breach of the terms of this agreement. To resign for Good Reason, you must provide the Company with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days after the initial existence of the grounds for Good Reason, provide the Company with a reasonable cure period of 30 days following the date of such notice, and then resign from all positions you then hold with the Company within 30 days after the cure period has expired without such acts or omissions being cured.

(d) Change of Control. “Change of Control” shall mean the consummation of any one of the following events, but only if such event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as defined under Treasury Regulation Section 1.409A-3: (a) a sale, lease or other disposition of all or substantially all of the assets of the Company; (b) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (c) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred (excluding (i) any consolidation or merger effected exclusively to change the domicile of the Company, or (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof).

(e) Code. For the purposes of this Agreement, “Code” means the Internal Revenue Code of 1988, as amended.

8. 280G Best After Tax. If any payment or benefit you would receive from the Company (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments shall occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to you. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction shall occur first

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with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from your equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

9. Section 409A. It is intended that all of the severance benefits and other payments payable under this agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent that the rights to any severance benefits or other amounts payable under this agreement cannot be construed or provided in a manner that is exempt from Code Section 409A, such benefits and amounts are intended to be compliant with Code Section 409A, this agreement will be interpreted and administered accordingly, and any ambiguous terms set forth herein will be read in a manner that complies with Code Section 409A (and without regard to any alternative definitions for such term). For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this agreement , if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

10. Confidentiality Obligations. As condition of your employment, you must sign and abide by the Company’s standard form of Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

11. At-Will Employment. Your employment with Company will be “at-will.” This means that either you or Company may terminate your employment at any time, with or without Cause, and with or without advance notice.

12. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with

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the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

13. Miscellaneous. This Agreement is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supercedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of New Jersey.

This offer is subject to satisfactory proof of your right to work in the United States and satisfactory completion of a Company-required background check. If you agree to the terms and conditions set forth herein, please initial the bottom of each page and sign where indicated on the last page. Your employment with the Company pursuant to this Agreement will begin on September 27, 2011.

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We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

Dialogic Inc.

/s/ Rosanne M. Sargent
Rosanne M. Sargent
Senior Vice President, Human Resources

Accepted and agreed:

/s/ John T. Hanson
John T. Hanson

Date:	September 27, 2011

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EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT